EXHIBIT 99.1

Community West Bancshares Earns $2.6 Million, or $0.30 Per Diluted Share, in Second Quarter 2022; Declares Quarterly Cash Dividend of $0.075 Per Common Share

GOLETA, Calif., July 29, 2022 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income of $2.6 million, or $0.30 per diluted share, for the second quarter of 2022, compared to $3.6 million, or $0.41 diluted share, for the second quarter of 2021, and $4.0 million, or $0.45 per diluted share, for the first quarter of 2022. For the first six months of 2022, the Company reported net income of $6.6 million, or $0.74 per diluted share, compared to $6.6 million, or $0.76 per diluted share, for the first six months of 2021.

Earnings for the second quarter of 2022 were impacted by a $252,000 provision for loan losses as a result of quarterly loan growth. This compared to a $284,000 negative provision expense recorded during the preceding quarter. Preceding quarter results were also enhanced by a $549,000 tax exempt payout on a Bank Owned Life Insurance (“BOLI”) policy and collection and legal expense recovery of $992,000 as a result of a loan legal settlement.

Results for the second quarter of 2022 compared to the year ago quarter reflect lower interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, due to lower PPP loan forgiveness as the program nears its conclusion. The PPP interest and fees recognized in the second quarter of 2022 were $146,000 compared to $1.1 million in the second quarter of 2021.

The Company’s Board of Directors declared a quarterly cash dividend of $0.075 per common share, payable August 31, 2022 to common shareholders of record on August 12, 2022.

“Our earnings for the second quarter included strong loan growth and net interest income expansion, as we continue to broaden our presence throughout California’s Central Coast,” stated Martin E. Plourd, President & Chief Executive Officer of Community West Bancshares. “Total loans increased 2.5% during the quarter, or 10% annually, reflecting increases in the commercial real estate and manufactured housing loan portfolios. Additionally, our net interest margin improved substantially on a linked quarter basis improving 15 basis points to 4.01% as we took advantage of interest rate increases enacted by the Federal Reserve and invested cash balances into higher yielding securities. We remain well positioned to benefit further from any anticipated rate increases in the months ahead.”

Second Quarter 2022 Financial Highlights:

  Net income was $2.6 million, or $0.30 per diluted share in the second quarter, compared to $4.0 million, or $0.45 per diluted share in first quarter 2022, and $3.6 million, or $0.41 per diluted share in second quarter 2021.
  Net interest income was $11.0 million for second quarter 2022, and $10.7 million in first quarter 2022 and second quarter 2021.
  Net interest margin was 4.01% for the second quarter, compared to 3.86% in first quarter 2022, and 4.24% in second quarter 2021.
  Return on average assets was 0.92%, compared to 1.39% in first quarter 2022, and 1.37% in second quarter 2021.
  Return on average equity was 9.92%, compared to 15.52% in first quarter 2022, and 15.18% in second quarter 2021.
  The Company recorded a provision for loan losses of $252,000 for second quarter 2022, compared to a negative provision expense of $284,000 for first quarter 2022, and a negative provision expense of $41,000 in second quarter of 2021.
  The Allowance for Loan Losses (“ALL”) was 1.22% of total loans held for investment at June 30, 2022, and 1.23% of total loans held for investment, excluding the $2.9 million of SBA PPP loans which are 100% guaranteed by the SBA.*
  Non-interest-bearing demand deposits increased $10.6 million to $236.7 million at June 30, 2022, compared to $226.1 million at March 31, 2022, and increased $34.4 million compared to $202.3 million at June 30, 2021.
  Book value per common share increased to $12.32 at June 30, 2022, compared to $12.07 at March 31, 2022, and $11.11 at June 30, 2021.
  The Bank’s Tier 1 leverage ratio was 9.30% at June 30, 2022, compared to 8.88% at March 31, 2022, and 8.94% at June 30, 2021.
  Net non-accrual loans improved to $379,000 at June 30, 2022, compared to $536,000 at March 31, 2022, and $1.8 million at June 30, 2021.

*Non GAAP

Income Statement

Net interest income totaled $11.0 million in second quarter 2022, compared to $10.7 million in both the preceding quarter and the second quarter of 2021. The Company recognized $146,000 of income in interest and net fees related to PPP loans during the second quarter, compared to $399,000 of income in interest and net fees during first quarter 2022, and $1.1 million for second quarter 2021. As of June 30, 2022, there was $17,000 remaining in net unrecognized fees related to PPP loans that will be recognized as income through amortization or once the loans are either paid off or forgiven by the SBA. In the first six months of 2022, net interest income increased 4.9% to $21.7 million, compared to $20.7 million in the first six months of 2021.

Net interest margin was 4.01% for second quarter 2022, a 15-basis point increase compared to first quarter 2022, and a 23-basis point contraction compared to second quarter 2021. “During the second quarter, we continued deploying excess cash into securities and higher yielding cash equivalents, which had a significant impact on net interest margin compared to the prior quarter,” said Richard Pimentel, Chief Financial Officer. Lower deposit rates also contributed to net interest margin expansion during the quarter, primarily due to the shifting deposit mix and outflows of higher costing deposits. The cost of funds for the second quarter decreased 2-basis points to 0.28%, compared to 0.30% for the preceding quarter, and improved by 13-basis points compared to 0.41% for the second quarter of 2021. PPP loans, including fees, accounted for 3-basis points of net interest margin for the second quarter compared to 10-basis points in first quarter 2022, and 10-basis points in second quarter 2021. In the first six months of 2022, the net interest margin was 3.93%, compared to 4.22% in the first six months of 2021.

Non-interest income totaled $1.1 million in second quarter 2022, compared to $1.3 million in first quarter 2022, and $872,000 in second quarter 2021. Other income was $323,000 in the second quarter 2022 compared to $796,000 in the first quarter 2022. The decline in other income was due to a $549,000 tax exempt payout on a BOLI policy that was paid in the first quarter partially offset by a $104,000 gain from the sale of a previously foreclosed asset. Other loan fees were $377,000 for the second quarter, compared to $246,000 in first quarter 2022 and $310,000 in second quarter 2021. Gain on sale of loans was $136,000 in the second quarter, compared to $60,000 in the first quarter of 2022 and $130,000 in second quarter 2021. Non-interest income increased 32.4% to $2.3 million in the first six months of 2022, compared to $1.8 million in the first six months of 2021. The increase was primarily due to the BOLI policy payout and gain on sale of a previously foreclosed asset during the first quarter discussed above partially offset by $52,000 in lower gain on sale and $22,000 less in loan and document processing fees.

Non-interest expense totaled $8.1 million in second quarter 2022, compared to $7.0 million in the first quarter of 2022, and $6.7 million in the second quarter of 2021. Non-interest expense for the prior quarter reflects a collection and legal expense recovery of $992,000 as a result of a legal settlement. Salaries and employee benefits, the Company’s largest component of non-interest expense, increased $45,000 compared to first quarter 2022, and increased $531,000 compared to second quarter 2021 due to increased pressure on wages and benefits as a result of increased inflation and low unemployment. The Company’s efficiency ratio was 67.26% for second quarter, compared to 57.97% for first quarter 2022, and 57.70% for second quarter 2021. In the first six months of 2022, non-interest expense was $15.1 million, compared to $13.5 million in the first six months of 2021.

Balance Sheet

Total assets decreased $29.8 million, or 2.6%, to $1.11 billion at June 30, 2022, compared to $1.14 billion, at March 31, 2022, and increased $43.8 million, or 4.1%, compared to $1.06 billion, at June 30, 2021. Total interest-earning deposits in other financial institutions decreased $91.2 million to $100 million at June 30, 2022 as excess cash balances were deployed into higher yielding securities and loans. Total investment securities increased $38.7 million to $60.5 million. Total loans increased by $22.4 million, to $912.7 million at June 30, 2022, compared to $890.3 million, at March 31, 2022, and increased $19.4 million compared to $893.3 million, at June 30, 2021. Total loans, excluding PPP loans, increased $26.9 million during the quarter and increased $87.6 million compared to June 30, 2021.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 16.3% from year ago levels to $516.5 million at June 30, 2022, and comprise 56.6% of the total loan portfolio. Manufactured housing loans were up 6.7% from year ago levels to $305.7 million and represent 33.5% of total loans. Commercial loans (which include agriculture loans) were down 1.3% from year ago levels to $67.7 million and represent 7.4% of the total loan portfolio. As of June 30, 2022, the Company had ten PPP loans totaling $2.9 million remaining on its balance sheet from both the first and second rounds of PPP funding. PPP loans of $2.9 million represent less than one percent of total loans at June 30, 2022, down from $7.5 million at March 31, 2022, and $71.1 million at June 30, 2021.

Total deposits decreased $31.1 million, or 3.4%, to $894.7 million at June 30, 2022, compared to $925.7 million at March 31, 2022, and increased $30.1 million, or 3.5%, compared to $864.6 million at June 30, 2021. Non-interest-bearing demand deposits were $236.7 million at June 30, 2022, a $10.6 million increase compared to $226.1 million at March 31, 2022, and a $34.4 million increase compared to $202.3 million at June 30, 2021. Higher cost interest-bearing demand deposits decreased $28.3 million to $475.9 million at June 30, 2022, compared to $504.2 million at March 31, 2022, and increased $26.2 million compared to $449.6 million at June 30, 2021. Certificates of deposit, which include brokered deposits, decreased $14.7 million during the quarter to $156.5 million at June 30, 2022, compared to $171.2 million at March 31, 2022, and decreased $36.5 million compared to $192.9 million at June 30, 2021.

Stockholders’ equity increased to $107.1 million at June 30, 2022, compared to $104.8 million at March 31, 2022, and $95.5 million at June 30, 2021. Book value per common share increased to $12.32 at June 30, 2022, compared to $12.07 at March 31, 2022, and $11.11 at June 30, 2021.

Credit Quality

“Credit quality metrics continue to improve, with a substantial decrease in net-nonaccrual loans compared to a year ago,” said Plourd. “We continue to closely monitor our loan portfolio and have conservative credit monitoring structures in place during all credit cycles.”

At June 30, 2022, asset quality reflected improvement due to positive loan risk rating migrations during the second quarter. Total classified loans and net non-accrual loans decreased year-over-year due to improvements in the loan portfolio and payoffs in these categories. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered. Net loan recoveries totaled $66,000 during the second quarter of 2022, compared to net loan recoveries of $427,000 in the preceding quarter and net loan recoveries of $48,000 in second quarter 2021.

The Company recorded a provision expense of $252,000 in the second quarter, compared to a negative provision expense of $284,000 in first quarter 2022, and a negative provision expense of $41,000 in second quarter 2021. The allowance for loan losses was $10.9 million, or 1.22% of total loans held for investment, at June 30, 2022, and 1.23% of total loans held for investment excluding PPP loans. Net non-accrual loans, plus net other assets acquired through foreclosure, decreased 10.1% to $2.7 million at June 30, 2022, compared to $2.9 million at March 31, 2022, and decreased 39.8% compared to $4.4 million at June 30, 2021.

There was $379,000 in net non-accrual loans as of June 30, 2022, compared to $536,000 at March 31, 2022, and $1.8 million at June  30, 2021. Of the $379,000 of net non-accrual loans at June 30, 2022, $138,000 were manufactured housing loans, and $241,000 were single family real estate loans.

There was $2.3 million in other assets acquired through foreclosure as of June 30, 2022, compared to $2.4 million at March 31, 2022, and $2.6 million at June 30, 2021. The OREO balance relates to one property in the net amount of $2.3 million.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the second quarter of 2022, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In May of 2022, Community West was ranked #125 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity as of December 31, 2021.

Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. Community West Bank is rated 5-star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from the COVID-19 pandemic, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, weather, natural disasters, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the costs and effects of litigation and of adverse outcomes of such litigation, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, United States tax policies, including our effective income tax rate, and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021

Cash and cash equivalents	$2,361	$2,043	$1,621	$2,638
Interest-earning deposits in other financial institutions	99,915	191,145	206,754	109,642
Investment securities	60,513	21,805	22,774	23,247
Loans:
Commercial	67,681	70,480	72,423	68,537
Commercial real estate	516,514	492,181	480,801	444,127
SBA	7,922	8,403	8,580	10,732
Paycheck Protection Program (PPP)	2,920	7,504	21,317	71,106
Manufactured housing	305,749	299,969	297,363	286,552
Single family real estate	9,038	8,824	8,663	10,513
HELOC	3,380	3,475	3,579	3,685
Other (1)	(532)	(528)	(643)	(1,983)
Total loans	912,672	890,308	892,083	893,269

Loans, net
Held for sale	23,124	24,193	23,408	27,252
Held for investment	889,548	866,115	868,675	866,017
Less: Allowance for loan losses	(10,866)	(10,547)	(10,404)	(10,240)
Net held for investment	878,682	855,568	858,271	855,777
NET LOANS	901,806	879,761	881,679	883,029

Other assets	42,233	41,849	44,224	44,472

TOTAL ASSETS	$1,106,828	$1,136,603	$1,157,052	$1,063,028

Deposits
Non-interest-bearing demand	$236,696	$226,073	$209,893	$202,293
Interest-bearing demand	475,869	504,209	537,508	449,649
Savings	25,626	24,239	23,675	19,700
Certificates of deposit ($250,000 or more)	8,688	13,197	17,612	19,791
Other certificates of deposit	147,785	158,022	161,443	173,145
Total deposits	894,664	925,740	950,131	864,578
Other borrowings	90,000	90,000	90,000	90,000
Other liabilities	15,022	16,035	15,546	12,993
TOTAL LIABILITIES	999,686	1,031,775	1,055,677	967,571

Stockholders' equity	107,142	104,828	101,375	95,457

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,106,828	$1,136,603	$1,157,052	$1,063,028

Common shares outstanding	8,695	8,682	8,650	8,589

Book value per common share	$12.32	$12.07	$11.72	$11.11

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Interest income
Loans, including fees	$11,129	$11,433	$22,323	$22,289
Investment securities and other	577	218	883	417
Total interest income	11,706	11,651	23,206	22,706

Deposits	500	771	1,070	1,513
Other borrowings	196	194	390	465
Total interest expense	696	965	1,460	1,978
Net interest income	11,010	10,686	21,746	20,728
Provision (credit) for loan losses	252	(41)	(32)	(214)
Net interest income after provision for loan losses	10,758	10,727	21,778	20,942
Non-interest income
Other loan fees	377	310	623	623
Gains from loan sales, net	136	130	196	248
Document processing fees	122	138	223	244
Service charges	93	74	181	141
Other	323	220	1,119	513
Total non-interest income	1,051	872	2,342	1,769
Non-interest expenses
Salaries and employee benefits	4,910	4,379	9,775	8,944
Occupancy, net	1,021	780	2,018	1,559
Professional services	635	430	1,034	770
Data processing	307	332	617	672
Depreciation	179	198	362	403
FDIC assessment	164	121	335	212
Advertising and marketing	233	164	491	347
Stock-based compensation	94	58	186	126
Other	569	207	265	496
Total non-interest expenses	8,112	6,669	15,083	13,529
Income before provision for income taxes	3,697	4,930	9,037	9,182
Provision for income taxes	1,062	1,379	2,442	2,610
Net income	$2,635	$3,551	$6,595	$6,572
Earnings per share:
Basic	$0.30	$0.42	$0.76	$0.77
Diluted	$0.30	$0.41	$0.74	$0.76

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Interest income
Loans, including fees	$11,129	$11,194	$11,258	$11,576	$11,433
Investment securities and other	577	306	279	259	218
Total interest income	11,706	11,500	11,537	11,835	11,651

Deposits	500	570	614	708	771
Other borrowings	196	194	206	198	194
Total interest expense	696	764	820	906	965
Net interest income	11,010	10,736	10,717	10,929	10,686
Provision (credit) for loan losses	252	(284)	26	7	(41)
Net interest income after provision for loan losses	10,758	11,020	10,691	10,922	10,727
Non-interest income
Other loan fees	377	246	343	383	310
Gains from loan sales, net	136	60	109	118	130
Document processing fees	122	101	123	145	138
Service charges	93	88	84	77	74
Other	323	796	285	317	220
Total non-interest income	1,051	1,291	944	1,040	872
Non-interest expenses
Salaries and employee benefits	4,910	4,865	4,884	4,478	4,379
Occupancy, net	1,021	997	893	802	780
Professional services	635	399	441	434	430
Data processing	307	310	251	292	332
Depreciation	179	183	186	191	198
FDIC assessment	164	171	146	127	121
Advertising and marketing	233	258	198	189	164
Stock-based compensation	94	92	129	63	58
Other	569	(304)	478	284	207
Total non-interest expenses	8,112	6,971	7,606	6,860	6,669
Income before provision for income taxes	3,697	5,340	4,029	5,102	4,930
Provision for income taxes	1,062	1,380	1,135	1,467	1,379
Net income	$2,635	$3,960	$2,894	$3,635	$3,551
Earnings per share:
Basic	$0.30	$0.46	$0.34	$0.42	$0.42
Diluted	$0.30	$0.45	$0.33	$0.41	$0.41

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$149,710	$302	0.81%	$205,815	$109	0.21%	$91,106	$33	0.15%
Investment securities	45,243	275	2.44%	26,897	197	2.97%	26,914	185	2.76%
Loans (1)	907,088	11,129	4.92%	894,539	11,194	5.08%	891,948	11,433	5.14%
Total earnings assets	1,102,041	11,706	4.26%	1,127,251	11,500	4.14%	1,009,968	11,651	4.63%
Nonearning Assets
Cash and due from banks	2,193			2,161			2,204
Allowance for loan losses	(10,765)			(10,615)			(10,261)
Other assets	37,435			39,138			40,075
Total assets	$1,130,904			$1,157,935			$1,041,986
Interest-Bearing Liabilities
Interest-bearing demand deposits	$495,821	$273	0.22%	$519,454	$319	0.25%	$436,167	$466	0.43%
Savings deposits	25,402	16	0.25%	23,931	16	0.27%	20,047	19	0.38%
Time deposits	164,687	211	0.51%	175,448	235	0.54%	184,584	286	0.62%
Total interest-bearing deposits	685,910	500	0.29%	718,833	570	0.32%	640,798	771	0.48%
Other borrowings	90,000	196	0.87%	90,000	194	0.87%	92,582	194	0.84%
Total interest-bearing liabilities	$775,910	$696	0.36%	$808,833	$764	0.38%	$733,380	$965	0.53%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	232,849			227,980			199,306
Other liabilities	15,646			17,640			15,449
Stockholders' equity	106,499			103,482			93,851
Total Liabilities and Stockholders' Equity	$1,130,904			$1,157,935			1,041,986
Net interest income and margin		$11,010	4.01%		$10,736	3.86%		$10,686	4.24%
Net interest spread			3.90%			3.76%			4.10%

Cost of total deposits			0.22%			0.24%			0.37%
Cost of funds			0.28%			0.30%			0.41%

	Six Months Ended			Six Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$177,607	$411	0.47%	$81,251	$72	0.18%
Investment securities	36,121	472	2.64%	26,406	345	2.63%
Loans (1)	900,849	22,323	5.00%	883,902	22,289	5.09%
Total earnings assets	1,114,577	23,206	4.20%	991,559	22,706	4.62%
Nonearning Assets
Cash and due from banks	2,177			2,140
Allowance for loan losses	(10,691)			(10,245)
Other assets	38,282			39,948
Total assets	$1,144,345			$1,023,402
Interest-Bearing Liabilities
Interest-bearing demand deposits	$507,572	$592	0.24%	$423,461	$947	0.45%
Savings deposits	24,670	33	0.27%	19,689	40	0.41%
Time deposits	170,038	445	0.53%	179,093	526	0.59%
Total interest-bearing deposits	702,280	1,070	0.31%	622,243	1,513	0.49%
Other borrowings	90,000	390	0.87%	98,757	465	0.95%
Total interest-bearing liabilities	$792,280	$1,460	0.37%	$721,000	$1,978	0.55%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	230,428			194,191
Other liabilities	16,638			15,824
Stockholders' equity	104,999			92,387
Total Liabilities and Stockholders' Equity	$1,144,345			$1,023,402
Net interest income and margin		$21,746	3.93%		$20,728	4.22%
Net interest spread			3.83%			4.07%

Cost of total deposits			0.23%			0.37%
Cost of funds			0.29%			0.44%

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Return on average common equity	9.92%	15.52%	15.18%	12.67%	14.35%
Return on average assets	0.93%	1.39%	1.37%	1.16%	1.29%
Efficiency ratio	67.26%	57.97%	57.70%	62.62%	60.14%
Net interest margin	4.01%	3.86%	4.24%	3.93%	4.22%

	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
AVERAGE BALANCES	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Average assets	$1,130,904	$1,157,935	$1,041,986	$1,144,345	$1,023,402
Average earning assets	1,102,041	1,127,251	1,009,968	1,114,577	991,559
Average total loans	907,088	894,539	891,948	900,849	883,902
Average deposits	918,759	946,813	840,104	932,708	816,434
Average common equity	106,499	103,482	93,851	104,999	92,387

EQUITY ANALYSIS	June 30, 2022	March 31, 2022	June 30, 2021
Total common equity	$107,142	$104,828	$95,457
Common stock outstanding	8,695	8,682	8,589

Book value per common share	$12.32	$12.07	$11.11

ASSET QUALITY	June 30, 2022	March 31, 2022	June 30, 2021
Nonaccrual loans, net	$379	$536	$1,797
Nonaccrual loans, net/total loans	0.04%	0.06%	0.20%
Other assets acquired through foreclosure, net	$2,250	$2,389	$2,572

Nonaccrual loans plus other assets acquired through foreclosure, net	$2,629	$2,925	$4,369
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.24%	0.26%	0.41%
Net loan (recoveries)/charge-offs in the quarter	$(66)	$(427)	$(48)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.05%)	(0.01%)

Allowance for loan losses	$10,866	$10,547	$10,240
Plus: Reserve for undisbursed loan commitments	94	90	78
Total allowance for credit losses	$10,960	$10,637	$10,318
Allowance for loan losses/total loans held for investment	1.22%	1.22%	1.18%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.23%	1.23%	1.29%
Allowance for loan losses/nonaccrual loans, net	2867.02%	1966.82%	569.84%

Community West Bank *
Community bank leverage ratio	N/A	N/A	8.94%
Tier 1 leverage ratio	9.30%	8.88%	8.94%
Tier 1 capital ratio	11.07%	11.32%	11.21%
Total capital ratio	12.22%	12.49%	12.46%

INTEREST SPREAD ANALYSIS	June 30, 2022	March 31, 2022	June 30, 2021
Yield on total loans	4.92%	5.08%	5.14%
Yield on investments	2.44%	2.97%	2.76%
Yield on interest earning deposits	0.81%	0.21%	0.15%
Yield on earning assets	4.26%	4.14%	4.63%

Cost of interest-bearing deposits	0.29%	0.32%	0.48%
Cost of total deposits	0.22%	0.24%	0.37%
Cost of borrowings	0.87%	0.87%	0.84%
Cost of interest-bearing liabilities	0.36%	0.38%	0.53%
Cost of funds	0.28%	0.30%	0.41%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Richard Pimentel, EVP & CFO
805.692.4410
www.communitywestbank.com